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                    June 28, 2023

       Christopher Noyes
       Chief Financial Officer
       Liberty Latin America Ltd.
       2 Church Street
       Hamilton, Bermuda HM 11

                                                        Re: Liberty Latin
America Ltd.
                                                            Form 10-K for the
Year Ended December 31, 2022
                                                            Filed February 22,
2023
                                                            File No. 001-38335

       Dear Christopher Noyes:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology
       cc:                                              Brian Zook